Exhibit 99.1
STARWOOD PROPERTY TRUST, INC.
ANNOUNCES RESULTS SINCE COMMENCEMENT OF OPERATIONS
AND FOURTH QUARTER 2009
Greenwich, CT (March 8, 2010) Starwood Property Trust (NYSE: STWD), a real estate investment trust focused primarily on originating, investing in, and financing commercial mortgage loans and other commercial real estate-related debt investments, today announced operating results for the fourth quarter 2009 and for the period August 17, 2009 (commencement of operations) through December 31, 2009.
The Company’s Core Earnings (Loss)1, a non-GAAP financial measure, was ($596) thousand or ($0.01) per share for the period from August 17, 2009 to December 31, 2009. Net Income (Loss) attributable to Starwood Property Trust, Inc. for the same period was ($3.0) million or ($0.06) per common share. Net interest margin generated from investments during the period was approximately $5.0 million. Additional interest income earned from cash balances during the period was approximately $1.7 million. The results were affected by the recognition of $2.4 million of non-cash, stock-based compensation in the period.
Core Earnings for the fourth quarter 2009 were $501 thousand or $0.01 per share. Net Income (Loss) attributable to Starwood Property Trust, Inc. was ($1.1) million or ($0.02) per common share. Net interest margin in the quarter and interest income from cash balances were $4.4 million and $1.1 million, respectively. Non-cash, stock-based compensation in the quarter totaled approximately $1.6 million.
“We are encouraged by the Company’s current portfolio, with investments now approaching $1 billion in assets in less than 6 months, much of which occurred subsequent to year-end,” said Barry Sternlicht, Chairman and Chief Executive Officer. “Our pipeline of transactions has begun to accelerate in quantity as the markets have evolved, and we believe meaningful opportunities for us will continue to develop as the credit markets improve. The markets do not yet need to replace the significant lending capacity that has exited the market, with transaction volume down in excess of 80% year over year; this normalization process should provide a tremendous opportunity for us. We remain focused on safety and yield and have built a very solid foundation to deliver both. The TIAA acquisition will be levered as needed and we expect that this investment will produce a better than 12% levered cash on cash return with match funded debt on maturities exceeding 12 months. As we invest our remaining cash, we will apply appropriate leverage to our unlevered portfolio to free additional investment capital; which, when invested will further enhance our operating results. We are optimistic that we can translate increased capacity and enhanced returns into strong EBITDA to support a stable and growing dividend.”

[1]
Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

Book Value
The Company’s GAAP book value per share at December 31, 2009 was $18.66 and is net of the Company’s contingent underwriter’s fee of $27.2 million. On a fully diluted basis, the Company’s GAAP book value at December 31, 2009 was $18.26 per share.
Investment Portfolio and Subsequent Events
Net investment during the fourth quarter totaled approximately $258 million; the investments included purchases of loans totaling approximately $110 million, newly originated first mortgages of $105 million, and purchases of single borrower CMBS totaling $43 million. Net investments made since the commencement of operations through December 31, 2009 totaled approximately $288 million (including a minority interest of $8 million) and, as shown in the table below, are expected to generate net returns of between 11% and 16%. The Company’s only leverage as of December 31, 2009 was the $171 million of non-recourse borrowings via the Term Asset-Backed Securities Loan Facility (TALF), which have an average rate of 3.82%.
A summary of the Company’s investments as of December 31, 2009 are as follows:
Starwood Property Trust, Inc. Activity through December 31, 2009 (amounts in thousands):

							Weighted
	Book	Face	%		Net	Expected	Average
Investment	Value	Amount	Owned	Financing	Investment	Return	Life
Multi-Asset CMBS	$202,646	$202,699	75%	$171,394	$31,252	16%	1.9
Single Borrower CMBS	43,250	53,712	100%	—	43,250	12%	5.3
Loan originations	104,702	107,722	100%	—	104,702	11%	3.5
Loan acquisitions	109,819	147,262	100%	—	109,819	13%	9.8

	$460,417	$511,395		$171,394	$289,023

Subsequent to year-end, the Company invested approximately $536 million (including minority interest of $2 million). The investments included the purchase of a portfolio of 20 performing commercial mortgage loans and B-Notes from Teachers Insurance and Annuity Association of America (“TIAA”) for $510 million and other investments totaling approximately $26 million.
The loans purchased from TIAA (the “TIAA Portfolio”) are secured by retail and office assets totaling 4.5 million square feet across 10 states which are approximately 96% occupied. The TIAA Portfolio has a weighted average debt yield of 17.7%, a debt service coverage ratio of approximately 1.8x, and a weighted average coupon of 7.75%. The TIAA Portfolio, excluding the $112 million of loans that have a maturity within the next 12 months, has a weighted average remaining term of 2 years.

With these new investments, the Company has invested approximately $825 million (including minority interest of $10 million), comprised of $735 million in first mortgages and B-Notes, $31 million in AAA-rated CMBS and $59 million in single borrower CMBS, RMBS and other investments.
Dividend
On March 4, 2010, the Company declared a dividend of $0.22 per share for the quarter ending March 31, 2010, which is payable on April 15, 2010 to common shareholders of record as of March 31, 2010.
Conference Call and Webcast Information
Starwood Property Trust will host a webcast and conference call on Tuesday, March 9, 2010 at 10:00 a.m. Eastern Time to discuss fourth quarter and 2009 results and recent events. A webcast will be available on the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.
To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 877-407-0784
International: 201-689-8560
Conference ID: 345422
Conference Call Playback:
Domestic: 877-660-6853
International: 201-612-7415
Account #: 3055
Conference ID: 335992
The playback can be accessed through March 23, 2010.
About Starwood Property Trust, Inc.
Starwood Property Trust, Inc. (NYSE:STWD) is a newly formed company that is focused primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements
Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC.
SOURCE Starwood Property Trust, Inc.
Additional information can be found on the Company’s website at www.starwoodpropertytrust.com.

Starwood Property Trust, Inc. and Subsidiaries
Consolidated Statement of Operations (Amounts in
thousands, except share and per share data)

		For the Period
		from August 17,
		2009
		(Commencement
	For the Three	of Operations)
	Months ended	Through
	December 31,	December 31,
	2009	2009
Net interest margin:
Interest income from mortgage backed securities	$3,603	$4,468
Interest income from loans	2,459	2,459
Interest expense	(1,651)	(1,904)

Net interest margin	4,411	5,023
Expenses:
Management fees (including $1,582 and $2,393, respectively, of non-cash stock-based compensation)	5,006	7,471
General and administrative (including $17 and $28, respectively, of non-cash stock-based compensation)	1,314	1,815

Total operating expenses	6,320	9,286

Interest income from cash balances	1,100	1,683

Net loss	$(809)	$(2,580)

Net income attributable to noncontrolling interests	289	437

Net loss attributable to Starwood Property Trust, Inc.	$(1,098)	$(3,017)

Net loss per share of common stock:
Basic	$(0.02)	$(0.06)

Diluted	$(0.02)	$(0.06)

Weighted average shares of common stock outstanding:
Basic	47,575,955	47,575,634

Diluted	47,575,955	47,575,634

Reconcilation of Net Income (Loss) to Core Earnings
(Amounts in Thousands, except per share)

	4th Quarter	Year *
	2009	2009
Net loss attributable to Starwood Property Trust, Inc.	$(1,098)	$(3,017)
Add back for noncash Stock-Based Compensation	1,599	2,421

Core Earnings	$501	$(596)

Per Share	$0.01	$(0.01)
* Represents period from August 17, 2009, Commencement of Operations.
Investment Portfolio Collateral and Geographic Diversification
Total Investment Portfolio as of 12/31/09

Collateral Property Type		Geographic Location
Hospitality	32.7%	Northeast	14.1%
Industrial	26.5%	Mid-Atlantic	14.8%
Office	18.0%	Southeast	35.9%
Retail	16.2%	Southwest	5.3%
Multifamily	5.1%	Midwest	8.7%
Other	1.2%	West	17.2%
Mixed Use	0.3%	Other	4.0%

	100.0%		100.0%